EXHIBIT 5.3
[AMERICAN AIRLINES, INC. LETTERHEAD]
July 7, 2009
American Airlines, Inc.
4333 Amon Carter Boulevard
Fort Worth, Texas 76155
Re:	American Airlines, Inc. 2009-1A Pass Through Trust Pass Through Certificates, Series 2009-1A
Ladies and Gentlemen:
     I am Senior Vice President and General Counsel of American Airlines, Inc., a Delaware corporation (the “Company”), and have acted as such in connection with the Registration Statement on Form S-3 (Registration Nos. 333-136563 and 333-136563-01) (the “Registration Statement”) and in connection with the issuance and sale by the Company today of $520,110,000 face amount of Pass Through Certificates, Series 2009-1A (the “Class A Certificates”) to Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, as representative of the several underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement, dated June 29, 2009 (the “Underwriting Agreement”), among the Company and the Underwriters. The Class A Certificates will be issued under the Pass Through Trust Agreement, dated as of March 21, 2002 (the “Basic Agreement”), between the Company and U.S. Bank Trust National Association (as successor to State Street Bank and Trust Company of Connecticut, National Association), as Pass Through Trustee (the “Class A Trustee”) for the trust relating to the Class A Certificates (the “Class A Trust”), as supplemented by the Trust Supplement 2009-1A, dated as of July 7, 2009 (the “Class A Trust Supplement”), to the Basic Agreement between the Company and the Class A Trustee (the Basic Agreement, together with such Class A Trust Supplement, the “Trust Agreement”).
     As used herein, the following terms have the following meanings: the term “Prospectus Supplement” means the prospectus supplement, dated June 29, 2009, relating to the Class A Certificates, in the form filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “1933 Act”), including the documents incorporated by reference therein, and the term “Prospectus” means the base prospectus included in the Registration Statement, as supplemented by, and together with, the Prospectus Supplement, in the forms filed with the SEC pursuant to Rule 424(b) under the 1933 Act, including the documents incorporated by reference therein.

     In so acting, I or attorneys under my supervision have examined the Registration Statement, the Trust Agreement, the Underwriting Agreement and the Prospectus, and have also examined and relied upon the representations and warranties as to factual matters contained therein or made pursuant thereto and upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents and other instruments as in our judgment are necessary or appropriate to enable me to render the opinion expressed below. In such examination, I or such attorneys have assumed the genuineness of all signatures (other than those on behalf of the Company), the authenticity of all documents submitted as originals, and the conformity to authentic original documents of all documents submitted as copies.
     Based on the foregoing and subject to the assumptions and qualifications set forth below, I am of the following opinion:
     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.
     2. The Company has the corporate power and authority under Delaware law to execute, deliver and perform its obligations under the Trust Agreement.
     3. The Trust Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
     My opinion set forth in paragraph 3 above is subject to: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the rights of creditors generally; (ii) general principles of equity (whether considered in a proceeding at law or in equity); (iii) an implied covenant of good faith, reasonableness and fair dealing, and standards of materiality; (iv) in the case of indemnity, contribution and exculpatory provisions, public policy considerations; and (v) applicable laws that may affect the remedies provided in the Trust Agreement, which laws, however, do not in my opinion make the remedies provided in the Trust Agreement inadequate for the practical realization of the rights and benefits provided thereby. Without limiting the foregoing, I express no opinion as to the validity, binding effect or enforceability of (x) any provision of the Trust Agreement that purports to waive, release or vary any statutory right of any party or any duties owing to any party to the extent that such waiver, release or variation may be limited by Section 1-102(3) of the Uniform Commercial Code (as in effect in any applicable jurisdiction), or (y) any provision of the Trust Agreement that purports to provide that the terms thereof may not be waived or modified except in writing, or that any prohibited or unenforceable provision thereof may be severed without invalidating the remaining provisions thereof. In addition, the enforceability of the provisions in the Trust Agreement to the effect that certain determinations made by one party shall have conclusive effect may be limited under certain circumstances.
     In rendering the opinions above, I have assumed that each party to the Trust Agreement (other than the Company) (i) is duly formed, validly existing and in good standing under the laws of the state of its incorporation or formation; (ii) has the power and authority to carry on its business and to enter into the Trust Agreement and to perform its obligations thereunder, (iii) has duly and validly authorized the execution and delivery of the Trust Agreement by all necessary action, and (iv) has duly and validly executed and delivered the Trust Agreement. I have assumed that the Trust Agreement constitutes the legal, valid and binding obligation of each party thereto (other than the Company) enforceable against such party in accordance with its terms. In rendering the opinion set forth in paragraph 3 above, I have relied on the opinion of Shipman & Goodwin LLP, special counsel to the Trustee. In so relying on such opinion, I have made no investigation of law or fact as to the matters stated in such opinion, and I have made the same assumptions, and my opinion is subject to the same qualifications and limitations, as are therein set forth.
     I express no opinion as to the laws of any jurisdiction other than the laws of the States of Texas and New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America, except that I express no opinion with respect to the antitrust, bankruptcy, environmental, securities or tax laws of any jurisdiction.
     This opinion letter is limited to the matters stated, and no opinion is implied or may be inferred beyond those opinions expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and I assume no responsibility to advise you of changes in law, facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify such opinions. In connection with the issuance of the Class A Certificates, Debevoise & Plimpton LLP may receive a copy of this letter and rely on the opinions set forth herein.

     I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof and incorporated by reference in the Registration Statement, and the reference to my name under the caption “Validity of the Class A Certificates” in the Prospectus. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ Gary F. Kennedy
Senior Vice President and General Counsel